IA-12.0 – Proxy Voting

Proxy Voting

Policy Creation Date:	November 2012

Policy Revised As Of:	June 2013; March 2014; March 2015; March 2016; March 2017; March 2018; March 2019; March 2020; September 2021; January 2022; August 2023; June 2024; August 2024; September 2024; December 2024; March 2025; November 2025

Regulatory Rule:	Advisers Act

Business Unit Responsible:	Investment Management / GI Compliance

1.              Proxy Voting – Policy Statement

GPIM generally is responsible for voting proxies with respect to securities held in client accounts, including clients registered as investment companies under the 1940 Act, clients that are pension plans subject to ERISA, and certain retail separately managed account programs. GPIM also generally has a fiduciary duty to vote proxies in the best interests of its clients. This document sets forth GPIM’s policies and guidelines with respect to proxy voting and its procedures to comply with SEC Rule 206(4)-6 under the Investment Advisers Act of 1940. Rule 206(4)-6 requires each registered investment adviser that exercises proxy voting authority with respect to client securities to:

•	Adopt and implement written policies and procedures reasonably designed to ensure that the adviser votes client securities in the best interest of clients; such policies and procedures must address the manner in which the adviser will resolve material conflicts of interest that can arise during the proxy voting process;
•	Disclose to clients how they may obtain information from the adviser about how the adviser voted proxies with respect to their securities;
•	Describe to clients the adviser’s proxy voting procedures and, upon request, furnish a copy of the policies and procedures; and
•	Retain certain records.

Where GPIM has been delegated the responsibility for voting proxies, it must take reasonable steps under the circumstances to ensure that proxies are received and voted in the best interests of its clients and not in its own interest, consistent with GPIM’s fiduciary duty. This generally means voting proxies with a view to enhancing the value of the securities held in client accounts, considering all relevant factors and without giving undue weight to the opinions of individuals or groups who may have an economic interest in the outcome of the proxy vote. GPIM’s authority is initially established by its advisory contracts or comparable documents, and GPIM may, under certain circumstances, have a duty to vote proxies even where the advisory contract is silent on the question of GPIM’s proxy voting authority. Clients, however, may change their proxy voting direction at any time.

The financial interest of GPIM’s clients is the primary consideration in determining how proxies should be voted. Any material conflicts of interest between GPIM and its clients with respect to proxy voting are resolved in the best interests of the clients.

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This policy covers only proxy voting. It does not cover corporate actions, such as rights offerings, tender offers, and stock splits, or actions initiated by holders of a security rather than the issuer (such as reset rights for a CLO). This policy also does not cover legal actions, such as bankruptcy proceedings or class action lawsuits. Corporate and legal actions involve decisions about a security itself, rather than decisions about the governance of the security’s issuer. As such, the investment team managing the client’s account will decide whether and how to respond to a corporate or legal action about which they are notified, with assistance from Compliance or Legal as needed.

1.1	Proxy Voting Advisory Group

GI has established the Proxy Voting Advisory Group (“PVAG”) to oversee the proxy voting activities and policies and procedures of certain GI registered investment advisers, including GPIM. The PVAG comprises of representatives from Investment Management, Compliance, Operations, and Legal.

The PVAG’s primary responsibility will be to seek to ensure that the GI Advisors, including GPIM, fulfill their fiduciary duties in voting proxies in the best interests of their clients, and has certain responsibilities including, but not limited to:

•	Oversee GPIM’s proxy voting policies and procedures and ensure that a review of GPIM’s proxy voting policies and procedures is conducted no less frequently than annually;
•	Determine how GPIM should vote proxies on behalf of clients in certain conflict situations and evaluate recommendations, proposals and issues that may not be covered by the proxy voting policies and procedures;
•	Review situations and documentation where Portfolio Managers/Investment Management has determined to override a voting recommendation contrary to the Guidelines; and
•	Oversee evaluation of GPIM’s third-party proxy advisory firm’s policies and procedures, due diligence and Guidelines on an annual basis.

The PVAG is authorized to meet two times annually and at such other times as the PVAG may deem necessary or appropriate under its authorities and responsibilities. In general, the PVAG’s two regular meetings are to be held before and after proxy season.

2.              Proxy Voting – Procedures

2.1	Overview

GPIM has adopted the proxy voting guidelines of an outside proxy voting firm, ISS, as GPIM’s proxy voting guidelines (“Guidelines”). Proxies are voted in accordance with the Guidelines unless otherwise contemplated in these procedures, and GPIM believes that this approach is consistent with its fiduciary obligations with respect to the voting of proxies for clients. GPIM has also engaged ISS to act as agent for the proxy process, to maintain records on proxy votes for its clients, and to provide independent research on corporate governance, proxy and corporate responsibility issues. Clients’ proxies will generally be voted in accordance with ISS’ Global Board-Aligned Guidelines unless alternative arrangements are made with a client. GPIM reviews the Guidelines and conducts a due diligence assessment of ISS and the performance of its duties as agent at least annually.

GPIM may override the Guidelines recommending a vote on a particular proposal if GPIM determines a different vote to be in the best interest of the client or if required to deviate under applicable rule, law or regulation. If a proposal is voted in a manner different than set forth in the Guidelines, the reasons therefore shall be documented in writing by the appropriate investment team(s) and retained by Operations.

IA-12.0 – Proxy Voting

GPIM seeks to vote securities in the best interest of clients and will apply the Guidelines regardless whether the issuer, a third party, or both solicit GPIM’s vote.

In the absence of contrary instructions received from GPIM, ISS will vote proxies in accordance with the Guidelines, as such Guidelines may be revised from time to time. ISS will employ these Guidelines based on account set up instructions received from Operations.

2.2	GPIM Voting

GPIM, consistent with its fiduciary duty, typically will vote proxies itself in two scenarios: (1) the Guidelines do not address the proposal; and (2) GPIM has decided to vote some or all of the shares contrary to the Guidelines.

A.	Proposals not Addressed by Guidelines:
1.	ISS will notify Operations of all proxy proposals that do not fall within the Guidelines (i.e., proposals which are either not addressed in the Guidelines or proposals for which GPIM has indicated that a decision will be made on a case-by-case basis, such as fixed-income securities). Operations will forward such proposals to the investment team(s) responsible for the client account. If the investment team(s) responsible, together with the PVAG, determines that there is no material conflict of interest, Operations (Corporate Actions team) will submit the vote for the proposal in accordance with the recommendation of said team(s) and approval from the PVAG. In determining whether to approve the team’s recommendation, the PVAG will take into account the results of the conflicts review conducted by GI Compliance (in coordination with Operations), which may include reviewing the Guggenheim Investments’ conflicts management database (i.e., GCIS) and requesting additional information from the relevant investment team, if needed. If there is a material conflicts of interest, GPIM will follow the procedure outlined in Section 2.3 below.
2.	Survey Items:
a.	Routine Survey Items: Routine survey items are items that are not voting matters that ISS refers back to GPIM to provide a response because the issuer is requesting, via the ballot process, information about attributes of the shareholders that can be accurately responded to by the investment team without the input of other groups. Some examples of past routine survey items have requested information regarding the domicile or statistical or categorical information of the shareholder. Operations (Corporate Actions team) will obtain the response for routine survey items from the investment team and submit the response to ISS.
b.	Non-Routine Survey Items: Non-routine survey items are items that are not voting matters that ISS refers back to Guggenheim to provide a response because the issuer is requesting, via the ballot process, information about attributes of the shareholders or Guggenheim that requires input from multiple Guggenheim teams, in addition to the investment team, in order to accurately respond. Some examples of past non-routine survey items have been requests for information regarding conflicts of the Adviser, issuer control, affiliations, and issuer board relationships.

IA-12.0 – Proxy Voting

If the non-routine survey item requests information about the conflicts of interest of GPIM, in determining whether a material conflict of interest exists, the PVAG will take into account the results of the conflicts review conducted by GI Compliance (in coordination with Operations), which may include reviewing the Guggenheim Investments’ conflicts management database (i.e., GCIS) and requesting additional information from the relevant investment team, if needed. Non-routine survey items, as described in Section 2.b. above should be escalated to either the Corporate Actions team or GI Compliance and the PVAG shall approve the responses where a conflict is identified prior to submission.

Operations (Corporate Actions team) will submit the response for non-routine survey items to ISS.

For all survey items, if the relevant investment team does not have the information to accurately respond to a survey item, they should escalate to either the Corporate Actions team or GI Compliance.

B.	Proposal to be Voted Contrary to Guidelines:

When an investment team decides that a proposal should be voted contrary to the Guidelines, because it believes it is in the best interest of the client to do so, the team will consult with the PVAG to determine whether there is a material conflict of interest as to that proposal. If the investment team(s) responsible, together with the PVAG, determines that there is no material conflict of interest, Operations (Corporate Actions team) will override ISS’s vote recommendation in accordance with the recommendation of said investment team(s) and with approval from the PVAG. In determining whether a material conflict of interest exists, the PVAG will take into account the results of the conflicts review conducted by GI Compliance (in coordination with Operations), which may include reviewing the Guggenheim Investments’ conflicts management database (i.e., GCIS) and requesting additional information from the relevant Investment Management Team, if needed. If there is a material conflicts of interest, GPIM will follow the procedure below.

In either case, the investment team(s) responsible will document the rationale for voting the proposal in a particular manner. The PVAG will review instances of either scenario.

2.3	Resolving Material Conflicts of Interest

GPIM may occasionally be subject to material conflicts of interest in the voting of proxies due to relationships it maintains with persons having an interest in the outcome of certain votes. Common examples of material conflicts in the voting of proxies are: (a) GPIM or a GPIM affiliate provides or is seeking to provide services to the company on whose behalf proxies are being solicited, and the amount of fees involved is or would be material to GPIM or its affiliate, (b) an employee of GPIM or its affiliate has a personal relationship with the company’s management or another proponent of a proxy issue, and the employee may be in a position to influence the proxy voting decision, (c) an immediate family member of the employee is a director or executive officer of the company, and the employee may be in a position to influence the proxy voting decision. Senior members of the investment team responsible for voting the proxy, in consultation with Compliance, will decide whether a material conflict of interest exists. If a material conflict of interest exists, the investment team will consult the PVAG to determine how to resolve the conflict consistent with the procedures below.

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If the Guidelines do not address a proposal, or GPIM wishes to vote a proposal contrary to the Guidelines, or ISS does not provide a recommendation on a proposal, and GPIM has a material conflict of interest as to the vote, then GPIM may resolve the conflict in any of the following ways, as recommended by the PVAG:

▪	Refer Proposal to the Client – GPIM may refer the proposal to the client and obtain instructions from the client on how to vote the proxy relating to that proposal.
▪	Obtain Client Ratification – If GPIM is in a position to disclose the conflict to the client (i.e., such information is not confidential), GPIM may determine how it proposes to vote the proposal on which it has a conflict, fully disclose the nature of the conflict to the client, and obtain the client’s consent for how GPIM will vote on the proposal (or otherwise obtain instructions from the client on how the proxy on the proposal should be voted).
▪	Abstain from Voting
▪	Use another Independent Third Party for All Proposals – Subject to any client-imposed proxy voting policies, GPIM may vote all proposals in a single proxy according to the policies of an independent third party other than ISS (or have the third party vote such proxies).
▪	Use another Independent Third Party to Vote Only the Specific Proposals that Involve a Conflict – Subject to any client-imposed proxy voting policies, GPIM may use an independent third party other than ISS to recommend how the proxy for specific proposals that involve a conflict should be voted (or have the third party vote such proxies).
▪	Demonstrate that its Vote was Not the Product of a Material Conflict – In limited situations, generally involving SPAC transactions, GPIM may be able to demonstrate that its vote was not the product of a conflict. For example, GPIM may be able to demonstrate that an investment team recommending an override of a proxy voting recommendation was insulated from the conflict or used a predetermined policy to arrive at its view.

The method selected by the PVAG to resolve the conflict may vary from one instance to another depending upon the facts and circumstances of the situation, but in each case, consistent with its duty of loyalty and care.

2.4	Special Situations (As Applicable)
2.4.1	Securities Subject to Lending Arrangements

For various legal or administrative reasons, GPIM is often unable to vote securities that are, at the time of such vote, on loan pursuant to a client’s securities lending arrangement with the client’s custodian. GPIM is usually unable to recall securities in order to vote proxies when a third-party securities lending agent has arranged the loan of the client’s shares. If GPIM has arranged the loan, GPIM will refrain from voting such securities where the cost to the client and/or administrative inconvenience of retrieving securities then on loan outweighs the benefit of voting, assuming retrieval under such circumstances is even feasible and/or possible. GPIM may seek to have securities then on loan pursuant to such securities lending arrangements retrieved by the clients’ custodians for voting purposes in the case of a material event effecting the portfolio securities on loan. This decision will generally be made on a case-by-case basis depending on whether, in GPIM’s judgment, the matter to be voted on has critical significance to the potential value of the securities in question, the relative cost and/or administrative inconvenience of retrieving the securities, the significance of the holding, and whether the stock is considered a long-term holding. There can be no guarantee that any such securities can be retrieved for such purpose or it may not be reasonably practicable to recall the securities or the recall may not be effective. For securities lending arrangements where GPIM is a party to a client’s securities lending arrangement or is involved in the decisions to loan or recall securities on behalf of the client’s account (“GPIM-Directed Securities Lending Activity”), the number of securities loaned and not recalled for a proxy vote must be disclosed on GPIM’s Form N-PX filing. Additionally, for GPIM-Directed Securities Lending Activity, on a quarterly basis the PVAG will receive a report of securities loaned and not recalled where the GPIM’s clients in aggregate owned a significant percentage of the issuer’s outstanding voting stock.

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2.4.2	Special Issues with Voting Foreign Proxies

Voting proxies with respect to shares of foreign stocks may involve significantly greater effort and corresponding cost due to the variety of regulatory schemes and corporate practices in foreign countries with respect to proxy voting. Because the cost of voting on a particular proxy proposal could exceed the expected benefit to a client (including an ERISA plan), GPIM may weigh the costs and benefits of voting on proxy proposals relating to foreign securities and make an informed decision on whether voting a given proxy proposal is prudent. The PVAG will receive notification when a foreign proxy is not voted.

2.4.3	Share Blocking

In certain countries the exercise of voting rights could restrict the ability of an account's portfolio manager to freely trade the security in question ("share blocking"). Because a client needing to sell blocked shares would incur costs and the difficulty in rescinding a vote for an issuer located in a share blocking country, GPIM will not vote proxy statements received for issuers located in share blocking countries. On a quarterly basis, the PVAG will receive a report of proxies that were not voted because the issuer is located in a share blocking county.

2.4.4	Lack of Adequate Information, Untimely Receipt of Proxy or Excessive Costs

GPIM may be unable to enter an informed vote in certain circumstances due to the lack of information provided in the proxy statement or by the issuer or other resolution sponsor, and may abstain from voting in those instances. Proxy materials not delivered in a timely manner may prevent analysis or entry of a vote by voting deadlines. Additionally, on a quarterly basis the PVAG will receive a report of proxies that were not voted to due to the untimely receipt of an issuer’s proxy. GPIM’s practice is to abstain from voting a proxy in circumstances where, in its judgment, the costs exceed the expected benefits to the client. The PVAG will receive notification when a proxy will not be voted due to excessive costs.

2.4.5	Formation of a Group

If GPIM owns shares of a public company and enters into a written or oral agreement with one or more shareholders to vote its shares in line with such shareholder(s) or in line with company management recommendations, several issues arise. GPIM does not typically enter into such arrangements.

First, if GPIM agrees to vote its shares at the direction of or in line with another member of the group, or in line with management, then GPIM must consider whether its vote is in the best long-term financial interests of its clients. If it is not, then GPIM will have a conflict of interest that it must resolve using the procedures set out in Section 2.2 above.

Second, if GPIM holds an irrevocable proxy for the other members of the group, or has the right to designate director nominees for which the other group members must vote, GPIM will be viewed as the beneficial owner of all of the other members’ shares as well as its own shares. This will affect the number of shares that GPIM must report on a Schedule 13D or 13G.

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2.4.6	Fixed Income Securities

The issuers of fixed income securities generally do not solicit proxies. If such an issuer were to solicit a proxy, GPIM would seek to apply these proxy voting procedures in determining how to vote the proxy. If the subject of the proxy is not covered in ISS’ Global Board-Aligned Guidelines or any other third-party guidelines GPIM uses, and assuming that voting the proxy does not present GPIM with a material conflict of interest, GPIM may vote the proxy in a manner it believes is in its clients’ best long-term interests. If voting the proxy presents GPIM with a material conflict of interest, it will follow the conflict resolution procedures in this policy.

2.4.7	Special Purpose Acquisition Companies (SPACs)

SPACs typically issue a proxy when they have identified an acquisition. The proxy may ask shareholders to vote separately on the acquisition and on certain governance proposals, or it may bundle the proposals or make them dependent on each other. GPIM clients at times will own SPAC shares when GPIM or its affiliates provide services to the SPAC, such as financing or investment banking services. GPIM’s policy is that it will vote with the SPAC’s management on acquisition matters (including corporate governance matters or other matters related to a proposed acquisition), whether or not GPIM or its affiliates have other roles in the transaction, and whether or not it may have a conflict of interest in voting the proxy. GPIM believes that SPAC management generally is a better judge than a third-party proxy voting service of the merits of the acquisition and need for certain corporate governance mechanisms.

If the investment team(s) decides to override this policy of voting with management, it will consult with the PVAG to analyze whether GPIM has a material conflict in voting the proxy. In determining whether a material conflict of interest exists, the PVAG will oversee completion of a conflicts review, which may include reviewing the Guggenheim Investments’ conflicts management database (i.e., GCIS) and requesting additional information from the relevant investment team, if needed. If the investment team(s) responsible, together with the PVAG, determines that there is no material conflict of interest, Operations (Corporate Actions team) will notify ISS to vote the proposal in accordance with the recommendation of said investment team(s) with approval from the PVAG. If it does have a material conflict in voting the proxy, then GPIM must use the one of the mechanisms in Section 2.3 above to resolve its conflict.

In either case, the investment team(s) responsible will document the rationale for voting the proposal in a particular manner and the PVAG will review the matter.

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2.5	Investment in Funds
2.5.1	Trust-Wide Approval Matters

Certain Guggenheim Funds (“Guggenheim Funds”) managed by GPIM may invest in other Guggenheim Funds. With respect to a proposal that applies on a trust-wide basis (i.e., all series of a Guggenheim trust will vote together on the proposal, e.g., election of trustees), GPIM will cause the investing Guggenheim Funds to vote their shares in the underlying Guggenheim Fund in the same proportion as the vote (in the aggregate) of all the other shareholders in the Trust that are not themselves funds managed by GPIM or its affiliates (also called “mirror” or “echo” voting). GPIM may, however, elect to follow the fund or class-specific methodologies described below when deemed appropriate.

2.5.2	Fund or Class-Specific Approval Matters

The following voting methods are applicable to proposals that are Guggenheim Fund or class-specific (i.e., each Guggenheim Fund or class votes separately).

As a general matter, for those Guggenheim Funds that invest in other Guggenheim Funds, GPIM will cause the investing Guggenheim Funds to mirror or echo vote their shares in the underlying Guggenheim Fund in the same proportion as the vote of all the shareholders in that underlying Guggenheim Fund (or class) that are not themselves funds managed by GPIM or its affiliates.

With regard to Guggenheim Funds that hold shares in underlying funds offered exclusively to Guggenheim Funds managed by GPIM or its affiliates and institutional accounts managed by GPIM or its affiliates, GPIM will cause the investing Guggenheim Funds to: (i) mirror vote in proportion to votes of the shareholders of the investing Guggenheim Funds in the event that both Guggenheim Funds are voting on substantially identical proposals; or, in all other cases, (ii) seek voting instructions from the independent board members of the investing Guggenheim Funds or an independent proxy voting service, if deemed appropriate by the independent board members.

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2.5.3	Voting Conditions Pursuant to Rule 12d1-4

Rule 12d1-4 under the 1940 Act allows registered investment companies (and BDCs), including the Guggenheim Funds (each, an “Acquiring Fund” and, with respect to each such Guggenheim Fund or any such series of a Guggenheim Fund, a “Guggenheim Acquiring Fund”), to invest in other registered investment companies and BDCs (each, an “Acquired Fund”) beyond the limits of Section 12(d)(1) of the 1940 Act, subject to certain terms and conditions. Where a Guggenheim Acquiring Fund invests, in reliance on Rule 12d1-4, in an Acquired Fund that is not part of the same “group of investment companies” as defined in Rule 12d1-4 (a “Non-Guggenheim Acquired Fund”), the following voting conditions (hereinafter, the “Rule 12d1-4 Voting Conditions”) shall apply:

The Guggenheim Acquiring Fund and its “Advisory Group” (defined as comprising the Guggenheim Acquiring Fund’s Adviser or depositor and any person controlling, controlled by or under common control with such Adviser or depositor) or, if applicable, its “Sub-Advisory Group” (defined as comprising the Guggenheim Acquiring Fund’s Sub-Adviser and any person controlling, controlled by, or under common control with such Sub-Adviser) must vote their respective securities in a Non-Guggenheim Acquired Fund in the same proportion as the vote of all other holders of such securities under the following circumstances:

▪	If a Guggenheim Acquiring Fund and its Advisory Group (or Sub-Advisory Group, if applicable), in the aggregate, hold more than 25% of the outstanding voting securities of a Non-Guggenheim Acquired Fund that is a registered open-end management investment company or registered UIT as a result of a decrease in the outstanding voting securities of such Non-Guggenheim Acquired Fund; or
▪	If a Guggenheim Acquiring Fund and its Advisory Group (or Sub-Advisory Group, if applicable), in the aggregate, hold more than 10% of the outstanding voting securities of a Non-Guggenheim Acquired Fund that is a registered closed-end management investment company or BDC.

Notwithstanding these Rule 12d1-4 Voting Conditions, in circumstances where all holders of the outstanding voting securities of the Non-Guggenheim Acquired Fund are required by Rule 12d1-4 or otherwise under Section 12(d)(1) to vote securities of the Non-Guggenheim Acquired Fund in the same proportion as the vote of all other holders of such securities, the Guggenheim Acquiring Fund will seek instructions from its security holders with regard to the voting of all proxies with respect to such Non-Guggenheim Acquired Fund securities and vote such proxies only in accordance with such instructions (i.e., pass thru voting).

For the avoidance of doubt, the Rule 12d1-4 Voting Conditions do not apply where: (1) the Guggenheim Acquiring Fund is in the same “group of investment companies,” as defined in Rule 12d1-4, as the Acquired Fund; or (2) the Guggenheim Acquiring Fund has a Sub-Adviser and that Sub-Adviser (or any other member of its Sub-Advisory Group) acts as the Non-Guggenheim Acquired Fund’s investment adviser or depositor.

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In addition, the terms of investment agreements entered into by a Guggenheim Acquiring Fund pursuant to Rule 12d1-4 with an Acquired Fund may also need to be accounted for in voting securities of the Acquired Fund.

2.5.4	Voting Conditions Pursuant to Section 12(d)(1)(F)

Section 12(d)(1)(F) of, and Rule 12d1-3 under, the 1940 Act allows registered investment companies (and BDCs), including the Guggenheim Funds to invest in other registered investment companies and BDCs beyond the applicable limits of Section 12(d)(1) of the 1940 Act, subject to certain terms and conditions. Where a Guggenheim Acquiring Fund invests in an Acquired Fund in reliance on Section 12(d)(1)(F), the following voting conditions shall apply:

The Guggenheim Acquiring Fund must exercise its voting rights (by proxy or otherwise) with respect to any security purchased or acquired in reliance on Section 12(d)(1)(F) by either:

▪	seeking instructions from its security holders with regard to the voting of all proxies with respect to such security and to vote such proxies only in accordance with such instructions (i.e., pass thru voting); or
▪	to vote the shares held by it in the same proportion as the vote of all other holders of such security (i.e., mirror voting).
2.5.5	Additional Considerations

Where a Guggenheim Fund is required under Section 12(d)(1)(F) or Rule 12d1-4 to vote shares held by the Guggenheim Fund in the same proportion as the vote of all other holders of such security (i.e., mirror voting), and GPIM has determined, in its discretion and consistent with its fiduciary duty, that it is not possible or practicable to vote in such a manner (e.g., lack of knowledge, proxy contests), a Guggenheim Fund may, from time to time, not vote shares in this manner. In these situations, GPIM may submit do not vote (“DNV”) or similar instructions where the GPIM believes (i) it is consistent with its fiduciary obligations with respect to the voting of proxies for its clients and (ii) it reasonably fulfills the intended purpose of mirror voting requirements, if DNV or similar instructions do not impact the results of a given shareholder vote.

2.6	Undue Influence

If at any time any person involved in the GPIM’s proxy voting process is pressured or lobbied either by GPIM’s personnel or affiliates or third parties with respect to a particular proposal, he or she should provide information regarding such activity to Compliance or Legal Departments. A determination will then be made regarding this information, keeping in mind GPIM's duty of loyalty and care to its clients.

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2.7	Reporting Requirements

The GI Compliance Department will file annually with the SEC (on Form N-PX) the say-on-pay proxy voting records for GPIM and the complete proxy voting records for the Guggenheim Funds for the most recent twelve-month period ended June 30 by no later than August 31 of each year. The Guggenheim Funds’ and GPIM’s Form N-PX filings will include the information and be in the format required by the Form N-PX instructions.1 The GI Compliance Department will coordinate with GPIM’s third-party proxy voting agent to obtain the data and information related to GPIM’s and each Fund’s proxy voting record in order to complete the Form N-PX filing.

2.8	Recordkeeping

GPIM is required to keep the following records:

▪	a copy of this policy;
▪	proxy statements received regarding client securities;
▪	records of votes cast on behalf of clients;
▪	records of how material conflicts were resolved;
▪	any documents prepared by GPIM that were material to making a decision how to vote, or that memorialized the basis for the decision; and
▪	records of client requests for proxy voting information and a copy of any written response by GPIM to any client request (regardless of whether such client request was written or oral).

The foregoing records will be retained for such period of time as is required to comply with applicable laws and regulations.

GPIM may rely on proxy statements filed on the SEC’s EDGAR system instead of keeping its own copies, and may rely on proxy statements and records of proxy votes cast by GPIM that are maintained with a third party, such as ISS, provided that GPIM has obtained an undertaking from the third party to provide a copy of the documents promptly upon request.

2.9	Disclosure

Rule 206(4)-6 requires GPIM to disclose in response to any client request how the client can obtain information from GPIM on how the client’s securities were voted. GPIM will disclose in Form ADV Part 2 that clients can obtain information on how their securities were voted by submitting a written request to GPIM. Upon receipt of a written request from a client, the Compliance Department will provide the information requested by the client within a reasonable amount of time.

Rule 206(4)-6 also requires GPIM to describe its proxy voting policies and procedures to clients, and upon request, to provide clients with a copy of those policies and procedures. GPIM will provide such a description in its Form ADV Part 2. Upon receipt of a written request from a client, the Compliance Department will provide a copy of this policy within a reasonable amount of time.

If approved by the client, this policy and any requested records may be provided electronically.

[1]	GPIM is able to rely on Rule 0-2(a) under the 1940 Act with respect to filings of such reports with the SEC (i.e., when the filing of a Fund’s report with the SEC falls on a Saturday, Sunday or holiday, the filing may be made on the first business day following).

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Appendix A

Clients’ proxies will generally be voted in accordance with ISS’ Global Board-Aligned Guidelines unless alternative arrangements are made with a client. ISS’ Global Board-Aligned Guidelines for the various relevant local markets, including the U.S., are available upon request.